UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2011 (May 19, 2011)

Fortune Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

(847) 484-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 19, 2011, Fortune Brands, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Alexandria Operations Corp., a Delaware corporation (the “Buyer”) a special purpose acquisition entity formed by Fila Korea Limited and Mirae Asset Private Equity. Pursuant to the terms of the Purchase Agreement, the Buyer will acquire from the Company all of the issued and outstanding shares of common stock of Acushnet Company, a Delaware corporation and wholly owned subsidiary of the Company engaged in the manufacturing and marketing of golf equipment (the “Acushnet Common Stock”). The purchase price for the Acushnet Common Stock is $1.225 billion, all cash, subject to a post-closing working capital adjustment as provided in the Purchase Agreement. Closing of the purchase is contingent on the satisfaction of customary conditions, including the receipt of applicable regulatory approvals. The closing is currently expected to be completed during the third quarter of fiscal 2011.

The Purchase Agreement contains customary representations, warranties and covenants by each of the parties for transactions of this nature. Subject to certain exceptions, terms and limitations described in the Purchase Agreement, the Company and Buyer have agreed to indemnify and hold each other harmless for breaches or inaccuracies of certain representations or warranties or the failure of the other party to perform certain covenants or agreements contained in the Purchase Agreement. The Purchase Agreement includes certain restrictions on the Company’s solicitation of certain Acushnet employees after the closing. The Purchase Agreement provides for a $100 million fee to be paid by Buyer to the Company if (i) the Purchase Agreement is terminated as a result of certain antitrust conditions or events, or (ii) Buyer breaches certain provisions in the Purchase Agreement, or (iii) there is a “Terminable Breach” (as defined) of the Purchase Agreement by Buyer. The Purchase Agreement provides for a $100 million fee to be paid by the Company to Buyer if there is a Terminable Breach of the Purchase Agreement by the Company and certain other conditions are satisfied as set forth in the Purchase Agreement. The Purchase Agreement also provides for the Company to pay Buyer a fee if the Company breaches a “no-shop” provision in the Purchase Agreement, in addition to any fee that may be payable by the Company for a Terminable Breach.

The Purchase Agreement may be terminated by either the Company or Buyer if the closing has not occurred by August 1, 2011 (subject to extension if certain regulatory approvals have not been obtained by that date) or upon the occurrence of certain customary events as set forth in the Purchase Agreement.

Neither the Company nor any of its affiliates have had a material relationship with the Buyer, other than in respect of the Purchase Agreement.

The description of the Purchase Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the definitive agreement. A copy of the Purchase Agreement is expected to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q. When filed, that Form 10-Q will also be available on the Company’s website at www.fortunebrands.com.

Item 7.01.	Regulation FD Disclosure.

On May 20, 2011, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that the Company has entered into the Purchase Agreement.

Exhibit 99.1 attached hereto is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of Exhibit 99.1 attached hereto is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of Fortune Brands, Inc. dated May 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

Date: May 20, 2011	By:	/s/ Mark A. Roche
		Name:	Mark A. Roche
		Title:	Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Fortune Brands, Inc. dated May 20, 2011.